UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934

                       (Amendment No. __)

                          VaxGen, Inc.
                          ------------
                        (Name of Issuer)

                          Common Stock
                          ------------
                 (Title of Class of Securities)

                            922390208
                            ---------
                         (CUSIP Number)

                         April 14, 2005
                         --------------
     (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]          Rule 13d-1(b)

[x]          Rule 13d-1(c)

[ ]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 922390208               SCHEDULE 13G              Page 2 of 11

 1   Name of Reporting Person                        MEDCAP MANAGEMENT &
                                                            RESEARCH LLC

     IRS Identification No. of Above Person                   94-3411543

 2   Check the Appropriate Box if a member of a Group            (a) [ ]

                                                                 (b) [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                       DELAWARE

   NUMBER OF       5    Sole Voting Power                      1,525,680
    SHARES
 BENEFICIALLY      6    Shared Voting Power                            0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                 1,525,680
  PERSON WITH
                   8    Shared Dispositive Power                       0

 9    Aggregate Amount Beneficially Owned by Each              1,525,680
      Reporting Person

 10   Check Box if the Aggregate Amount in Row (9) Excludes          [ ]
      Certain Shares

 11   Percent of Class Represented by Amount in Row 9               5.2%

 12   Type of Reporting Person                                        IA

CUSIP No. 922390208               SCHEDULE 13G              Page 3 of 11

 1   Name of Reporting                              MEDCAP PARTNERS L.P.
     Person

     IRS Identification No. of Above                          94-3412423
     Person

 2   Check the Appropriate Box if a member of a                 (a)  [ ]
     Group
                                                                (b)  [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of                                    DELAWARE
     Organization

   NUMBER OF       5    Sole Voting Power                      1,525,680
    SHARES
 BENEFICIALLY      6    Shared Voting Power                            0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                 1,525,680
  PERSON WITH
                   8    Shared Dispositive Power                       0

 9    Aggregate Amount Beneficially Owned by Each              1,525,680
      Reporting Person

 10   Check Box if the Aggregate Amount in Row (9) Excludes          [ ]
      Certain Shares

 11   Percent of Class Represented by Amount                        5.2%
      in Row 9

 12   Type of Reporting                                               PN
      Person

CUSIP No. 922390208               SCHEDULE 13G              Page 4 of 11

 1   Name of Reporting                           MEDCAP MASTER FUND L.P.
     Person

     IRS Identification No. of Above                          98-0437526
     Person

 2   Check the Appropriate Box if a member of a                 (a)  [ ]
     Group
                                                                (b)  [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of                              CAYMAN ISLANDS
     Organization

   NUMBER OF       5    Sole Voting Power                      1,525,680
    SHARES
 BENEFICIALLY      6    Shared Voting Power                            0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                 1,525,680
  PERSON WITH
                   8    Shared Dispositive Power                       0

 9    Aggregate Amount Beneficially Owned by Each              1,525,680
      Reporting Person

 10   Check Box if the Aggregate Amount in Row (9) Excludes          [ ]
      Certain Shares

 11   Percent of Class Represented by Amount                        5.2%
      in Row 9

 12   Type of Reporting                                               PN
      Person

CUSIP No. 922390208               SCHEDULE 13G              Page 5 of 11

 1   Name of Reporting                                     C. FRED TONEY
     Person

     IRS Identification No. of Above
     Person

 2   Check the Appropriate Box if a member of a                 (a)  [ ]
     Group
                                                                (b)  [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of                               UNITED STATES
     Organization

   NUMBER OF       5    Sole Voting Power                      1,525,680
    SHARES
 BENEFICIALLY      6    Shared Voting Power                            0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                 1,525,680
  PERSON WITH
                   8    Shared Dispositive Power                       0

 9    Aggregate Amount Beneficially Owned by Each              1,525,680
      Reporting Person

 10   Check Box if the Aggregate Amount in Row (9) Excludes          [ ]
      Certain Shares

 11   Percent of Class Represented by Amount                        5.2%
      in Row 9

 12   Type of Reporting                                            IN/HC
      Person

CUSIP No. 922390208               SCHEDULE 13G              Page 6 of 11

Item 1(a).  Name of Issuer:

          VaxGen, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

          1000 Marina Blvd., Suite 200
          Brisbane, CA  94005-1841

Item 2(a).  Names of Persons Filing:

          MedCap Management & Research LLC ("MMR")

          MedCap Partners L.P. ("Partners")

          MedCap Master Fund L.P. ("Master Fund")

          C. Fred Toney

Item 2(b).  Address of Principal Business Office or, if none,
Residence:

          The principal business address of MMR, Partners and Toney is 500 Third Street, Suite 535, San Francisco, CA 94107.

          The principal business address of Master Fund is c/o
ATC Trustees (Cayman) Limited, Cayside, 2nd Floor, Harbour Drive,
George Town, Grand Cayman, Cayman Islands.

Item 2(c).  Citizenship:

          Reference is made to item 4 of pages two (2), three
(3), four (4) and five (5) of this Schedule 13G, which Items are incorporated by reference herein.

Item 2(d).  Title of Class of Securities:

          Common Stock

Item 2(e).  CUSIP Number:

          922390208

Item 3. If this statement is filed pursuant to Sections 240.13d-
        1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
        U.S.C. 78c);

CUSIP No. 922390208               SCHEDULE 13G              Page 7 of 11

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e) <F1>[x] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

        (g) <F2>[x] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section
        3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.
        80a-3);

        (j) [ ] Group, in accordance with Section 240.13d-
        1(b)(1)(ii)(J).

Item 4. Ownership.

          Reference is hereby made to Items 5-9 and 11 of pages two (2), three (3), four (4) and five (5) of this Schedule 13G, which Items are incorporated by reference herein.

          Partners is the record owner of 1,038,480 shares of the Issuer's common stock and Master Fund is the record owner of 487,200 shares of the Issuer's common stock (collectively, the "Securities"). MMR as general partner and investment manager of Partners and investment manager of Master Fund and C. Fred Toney as managing member of MMR may be deemed to beneficially own the Securities owned by Partners and Master Fund in that they may be deemed to have the power to direct the voting or disposition of the shares.

          Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that either MMR or Mr. Toney is, for any purpose, the beneficial owner of any such Securities to which this Schedule relates, and MMR and Mr. Toney disclaim beneficial ownership as to the Securities, except to the extent of their respective pecuniary interests therein.

<F1> MMR is an investment adviser.
<F2> Fred Toney is a control person.

CUSIP No. 922390208               SCHEDULE 13G              Page 8 of 11

          Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, and members of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

          The calculation of percentage of beneficial ownership in item 11 of pages two (2), three (3), four (4) and five (5) was derived from the Form of Note Purchase Agreement relating to the sale of $31,500,000 of the Issuer's 5 1/2% Senior Subordinated Notes Due 2010 dated March 30, 2005 included as Exhibit 10.1 to the Issuer's Form 8-K filed with the Securities and Exchange Commission on April 11, 2005, in which the Issuer stated that the number of shares of Common Stock outstanding as of February 28, 2005 was 29,606,523.

Item 5. Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another
Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent
        Holding Company.

          Not applicable.

Item 8. Identification and Classification of Members of the
Group.

          Not applicable.

Item 9. Notice of Dissolution of Group.

          Not applicable.

CUSIP No. 922390208               SCHEDULE 13G              Page 9 of 11

Item 10.    Certifications.

          By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            Signature

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  May 11, 2005             MEDCAP MANAGEMENT & RESEARCH
                                 LLC


                                 By:/s/ C. Fred Toney
                                    -----------------
                                    C. Fred Toney, its Managing
                                    Member


                                 C. FRED TONEY


                                 /s/ C. Fred Toney
                                 -----------------
                                 C. Fred Toney

CUSIP No. 922390208               SCHEDULE 13G              Page 10 of 11

          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            Signature

          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 11, 2005             MEDCAP PARTNERS L.P.
                                 By:  MedCap Management &
                                 Research LLC, its General
                                 Partner


                                 By:/s/ C. Fred Toney
                                    -----------------
                                    C. Fred Toney, its Managing
                                    Member


                                 MEDCAP MASTER FUND L.P.
                                 By:  MedCap Management &
                                 Research LLC, its General
                                 Partner


                                 By:/s/ C. Fred Toney
                                    -----------------
                                    C. Fred Toney, its Managing
                                    Member


                          EXHIBIT INDEX

Exhibit A          Joint Filing Undertaking          Page 11

CUSIP No. 922390208               SCHEDULE 13G              Page 11 of 11

                            EXHIBIT A

                    JOINT FILING UNDERTAKING

          The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.

Dated:  May 11, 2005             MEDCAP MANAGEMENT & RESEARCH
                                 LLC


                                 By:/s/ C. Fred Toney
                                    -----------------
                                    C. Fred Toney, its Managing
                                    Member


                                 MEDCAP PARTNERS L.P.
                                 By:  MedCap Management &
                                 Research LLC, its General
                                 Partner


                                 By:/s/ C. Fred Toney
                                    -----------------
                                    C. Fred Toney, its Managing
                                    Member


                                 MEDCAP MASTER FUND L.P.
                                 By:  MedCap Management &
                                 Research LLC, its General
                                 Partner


                                 By:/s/ C. Fred Toney
                                    -----------------
                                    C. Fred Toney, its Managing
                                    Member


                                 C. FRED TONEY


                                 /s/ C. Fred Toney
                                 -----------------
                                 C. Fred Toney